INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Sputnik, Inc., on Form SB-2 of our report dated January 25, 2006 appearing in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in this registration statement.

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

March 2, 2006